Exhibit 5.1

[Raymond James Financial, Inc. Letterhead]

June 1, 2022

Raymond James Financial, Inc.

880 Carillon Parkway

St. Petersburg, Florida 33716

RE:	Raymond James Financial, Inc. (the “Company”) Post-Effective Amendment No. 1 on Form S-8 to Form S-4 Registration Statement

Ladies and Gentlemen:

I have acted as counsel to the Company in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Post-Effective Amendment No. 1 on Form S-8 (the “Amendment”) to the registration statement on Form S-4 (File No. 333-261647) filed with the Commission on December 14, 2021, as amended by Amendment No. 1 thereto filed with the Commission on January 24, 2022 (the “Registration Statement”), relating to the proposed public offering (the “Offering”) of up to 551,014 shares of the Company’s Common Stock (the “Common Stock”) issuable upon vesting and settlement, as applicable, of certain equity awards previously granted under the TriState Capital Holdings, Inc. Omnibus Incentive Plan, as amended (the “Plan”), which were converted into equity awards of the Company pursuant to the terms of the Agreement and Plan of Merger, dated October 20, 2021 (the “Merger Agreement”), among the Company, Macaroon One LLC, Macaroon Two LLC and TriState Capital Holdings, Inc.

In rendering this opinion, I am not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Common Stock.

As counsel to the Company in connection with the Offering, I have examined and am familiar with: (1) the Company’s Restated Articles of Incorporation and Amended and Restated By-laws, as currently in effect, (2) the Plan, (3) the Registration Statement, (4) the Amendment, (5) the Merger Agreement and (6) such other corporate records, documents, and instruments as I have deemed necessary or relevant as the basis for the opinions set forth below.

As to any facts material to the opinions expressed below which were not independently established or verified, I have relied without independent investigation on oral or written statements, representations, and certificates of officers and other representatives of the Company, the Department of State of the State of Florida, and others. In all such examinations, I have assumed the genuineness of all signatures on all documents examined by me and the authenticity of all items submitted as originals and certified documents, and the conformity with originals of all items submitted as copies, assumptions which I have not independently verified.

The opinions expressed below are limited to the laws of the State of Florida, and the federal laws of the United States of America, as in effect on the date of this letter (the “Applicable Law”), which laws, including rules and regulations, are subject to change with possible retroactive effect, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

Based upon and in reliance on the foregoing, and subject to the further assumptions and qualifications set forth below, it is my opinion that when: (i) the shares of Common Stock have been duly issued and delivered by the Company as contemplated in the Amendment and the Plan and (ii) the certificates representing such shares of Common Stock have been duly executed by the Company and countersigned by the Company’s transfer agent (or, if uncertificated, valid book-entry notations have been duly made in the register of the Company), then the shares of Common Stock will be duly authorized, validly issued, fully paid, and non-assessable.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, I have assumed that each party (other than the Company) to such agreement or obligation has satisfied or, prior to the issuance of the Common Stock, will satisfy those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it.

This letter is furnished by me solely in my capacity as General Counsel – Markets and Products of the Company.

I hereby consent to the references to me under the heading “Interests of Named Experts and Counsel” in the Amendment. I further consent to your filing a copy of this opinion as Exhibit 5.1 to the Amendment. In giving such consent, I do not admit hereby that I come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder. I disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in Applicable Law.

Very truly yours,

/s/ E. Michael Serbanos

E. Michael Serbanos

General Counsel – Markets and Products

Raymond James Financial, Inc.